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         PLEASE FOLLOW THESE INSTRUCTIONS TO VOTE BY PHONE OR INTERNET.







(PHONE) By touch-tone telephone:(MOUSE)  By computer via the internet:

        o  have the proxy card handy      o have the proxy card handy

        o  call 1-888-221-0697 toll free  o go to the Web site www.proxyweb.com

        o enter the control number found in the o enter the control number found in the upper left corner of your proxy card upper left corner of your proxy card

        o follow the simple recorded instructions o follow the instructions on the screen







 If you vote by computer or telephone, you do not need to mail the proxy card.

                                   Thank you.



                                                     PLEASE SIGN ON REVERSE SIDE
                                                                            2001